Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Ken.Diptee@dinebrands.com

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Fourth Quarter and Fiscal 2020 Results

Robust Off-Premise Growth Continued

Cash Position Remains Strong

98% of Domestic Restaurants Open

GLENDALE, Calif., March 2, 2021 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the fourth quarter and fiscal 2020.

“Dine Brands enters 2021 positioned for improved sales and robust off-premise growth. In the face of the unprecedented environment resulting from the pandemic, our franchisees, team members and restaurant teams rose to the challenge. Operationally, the collective system implemented heightened cleanliness standards to enhance the safety and well-being of our teams and guests, for both dine-in and off-premise occasions. In 2020, Dine moved swiftly to right size our business and brands in response to the precipitous decline in revenue by reducing costs, strengthening our balance sheet, and lowering capital spending. While the current environment remains challenging, we believe our financial condition is strong and we look ahead to the rest of 2021 with optimism,” said John Peyton, chief executive officer of Dine Brands Global, Inc.

Mr. Peyton added, “I’m proud to be here and I’ve joined an outstanding team made up of an exceptionally talented group of leaders, franchisees and team members. Dine is a well-positioned company with a strong portfolio of brands. We’re confident we have the right plans in place to drive long-term growth for all stakeholders.”

Allison Hall, interim chief financial officer and vice president, controller, added, “Our fourth quarter results are evidence our brands remain effectively positioned to win in an off-premise environment and that our business model is positioned for solid growth once we emerge from the pandemic. Off-premise comparable sales at both Applebee’s and IHOP increased significantly primarily due to the resurgence of COVID-19 cases nationwide and the related reinstatement of federal, state and local level governmental restrictions on dine-in service as well as a shift in consumer behavior. With iconic category-leading brands, Dine is well positioned for future growth for years to come.”

Domestic System-Wide Comparable Same-Restaurant Sales Performance

Domestic Same-Restaurant Sales		Preliminary Sales
	Q4 2020	Q1 2021 QTD through WE 2/21
Applebee’s	(17.6%)	(18.1%)
IHOP	(30.1%)	(27.2%)

Domestic Same-Restaurant Sales (Week Ending) Applebee’s IHOP

	WE 10/4	WE 10/11	WE 10/18	WE 10/25	WE 11/1	WE 11/8	WE 11/15	WE 11/22	WE 11/29	WE 12/6	WE 12/13	WE 12/20	WE 12/27	WE 1/03
Applebee’s	(1.6%)	(1.4%)	(1.9%)	(2.5%)	(11.7%)	(12.3%)	(14.5%)	(21.8%)	(29.3%)	(26.7%)	(26.8%)	(31.1%)	(36.5%)	(27.3%)
IHOP	(24.3%)	(26.3%)	(23.5%)	(21.4%)	(21.1%)	(23.3%)	(24.8%)	(30.4%)	(38.5%)	(32.8%)	(36.4%)	(38.9%)	(40.6%)	(33.8%)

Domestic Same-Restaurant Sales (Week Ending)

	Preliminary January Sales				Preliminary February Sales
	WE 1/10	WE 1/17	WE 1/24	WE 1/31	WE 2/7	WE 2/14	WE 2/21
Applebee’s	(18.9%)	(15.9%)	(19.9%)	(17.0%)	(16.9%)	(19.0%)	(19.1%)
IHOP	(26.9%)	(26.6%)	(28.5%)	(25.1%)	(28.1%)	(26.6%)	(28.1%)

Fourth Quarter of 2020

•	Applebee’s comparable same-restaurant sales decreased 17.6% for the fourth quarter of 2020.

•	IHOP’s comparable same-restaurant sales decreased 30.1% for the fourth quarter of 2020.

•

Comparable same-restaurant sales for the fourth quarter of 2020 declined at both Applebee’s and IHOP primarily due to the impact of the resurgence of COVID-19 cases nationwide and the related reinstatement of federal, state and local level governmental restrictions on in-restaurant dining operations, which resulted in a meaningful decline in traffic.

Fiscal 2020 Summary

•	Applebee’s comparable same-restaurant sales decreased 22.4% for 2020.

•	IHOP’s comparable same-restaurant sales decreased 32.8% for 2020.

•

Comparable same-restaurant sales for 2020 declined at both Applebee’s and IHOP primarily due to the impact COVID-19 cases nationwide and the related federal, state and local level governmental restrictions on in-restaurant dining operations, which resulted in a meaningful decline in traffic.

Off-Premise and Dine-In Sales Growth Comparison

•

Applebee’s off-premise comparable same-restaurant sales for the fourth quarter of 2020 increased by 133.3% primarily due to the resurgence of COVID-19 cases nationwide and the related reinstatement of federal, state and local level governmental restrictions on dine-in service as well as a shift in consumer behavior.

•	Applebee’s off-premise sales accounted for 36.8% of sales mix for the fourth quarter of 2020. This compares to 34.6% of sales mix for the third quarter of 2020.

•

Applebee’s delivery sales accounted for 14.0% of sales mix and take-out sales accounted for 22.8% of sales mix for the fourth quarter of 2020. This compares to delivery sales mix of 11.5% and take-out sales mix of 23.1% for the third quarter of 2020.

•	Applebee’s online sales accounted for 12.4% of total sales for the fourth quarter of 2020. This compares to 12.2% of total sales for the third quarter of 2020.

•	IHOP’s off-premise comparable same-restaurant sales for the fourth quarter of 2020 increased by 130.4% primarily due to the resurgence of COVID-19 cases nationwide discussed above.

•	IHOP’s off-premise sales accounted for 33.3% of sales mix for the fourth quarter of 2020. This compares to 32.4% of sales mix for the third quarter of 2020.

•

IHOP’s delivery sales accounted for 15.6% of sales mix and take-out sales accounted for 17.7% of sales mix for the fourth quarter of 2020. This compares to delivery sales mix of 15.7% and take-out sales mix of 18.3% for the third quarter of 2020.

•	IHOP’s online sales accounted for 22.7% of total sales for the fourth quarter of 2020. This compares to 22.0% of total sales for the third quarter of 2020.

Fourth Quarter of 2020 Summary

•

GAAP net loss per diluted share of $0.10 for the fourth quarter of 2020 compared to earnings per diluted share of $1.59 for the fourth quarter of 2019. The variance was primarily due to a decline in gross profit resulting from a significant decrease in customer traffic due to federal, state and local level governmental restrictions on in-restaurant dining operations to stem the spread of the coronavirus and related changes in consumer behavior.

•

Adjusted earnings per diluted share of $0.39 for the fourth quarter of 2020 compared to adjusted earnings per diluted share of $1.78 for the fourth quarter of 2019. The variance was primarily due to a decline in gross profit resulting from a significant decrease in customer traffic due to the reasons discussed above. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

General and administrative expenses for the fourth quarter of 2020 declined 5.4% year-over-year to $39.4 million from $41.7 million for the fourth quarter of 2019. The improvement was mainly due to lower travel and compensation costs. These cost reductions were due to the Company’s ability to tightly manage general and administrative expenses during a period of austerity.

•

Consolidated adjusted EBITDA for the fourth quarter of 2020 was $42.0 million. This compares to $67.5 million for the fourth quarter of 2019. The variance was primarily due to a significant decrease in customer traffic resulting from governmental measures to stem the spread of the coronavirus, which led to declines in both total revenues and gross profit. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

Fiscal 2020 Summary

•

GAAP net loss per diluted share of $6.43 for 2020 compared to a GAAP earnings per diluted share of $5.85 for 2019. The decrease was primarily due to a decline in gross profit as discussed above and an increase in impairment and closure charges compared to 2019.

•

Adjusted earnings per diluted share of $1.79 for 2020 compared to adjusted earnings per diluted share of $6.95 for 2019. The decrease was primarily due to a decline in gross profit as discussed above. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

General and administrative expenses for 2020 declined 11.1% to $144.8 million from $162.8 million for 2019. The improvement was mainly due to lower compensation expense and travel costs resulting from tight management of general and administrative expenses.

•

Consolidated adjusted EBITDA for 2020 was $158.7 million. This compares to $273.5 million for 2019. The variance was primarily due to the significant decrease in customer traffic discussed above. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

Cash flows from operating activities for 2020 was $96.5 million. This compares to cash flows from operating activities of $155.2 million for 2019. The decrease mainly was due to a significant decrease in customer traffic due to governmental measures to stem the spread of the coronavirus, which led to declines in both total revenues and gross profit.

•

The Company continued to generate strong adjusted free cash flow of $106.6 million for 2020. This compares to adjusted free cash flow of $148.8 million for 2019. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•

GAAP net loss available to common stockholders was $104.4 million, or a net loss per diluted share of $6.43, for 2020. This compares to net income available to common stockholders of $100.8 million, or earnings per diluted share of $5.85, for 2019. The decrease in net income was primarily due to the decline in gross profit discussed above and an increase in impairment and closure charges compared to 2019. These items were partially offset by a decline in general and administrative expenses.

•

Adjusted net income available to common stockholders was $29.3 million, or adjusted earnings per diluted share of $1.79, for 2020. This compares to adjusted net income available to common stockholders of $119.7 million, or adjusted earnings per diluted share of $6.95, for 2019. The decrease in adjusted net income was primarily due to lower gross profit for the reasons discussed above. This item was partially offset by fewer weighted average diluted shares outstanding and lower general and administrative expenses. (See “Non-GAAP Financial Measures” below.)

Cash Position

Dine Brands has taken precautionary measures to increase the Company’s financial flexibility due to the conditions caused by COVID-19. As previously disclosed on March 19, 2020, the Company drew $220 million from its revolving credit facility, all of which remained drawn as of December 31, 2020. As of December 31, 2020, $2.8 million was pledged against the revolving credit facility for outstanding letters of credit. The Company plans to repay the $220 million drawn from its revolving credit facility in the month of March 2021.

As of December 31, 2020, the Company had $456.1 million of total cash and cash equivalents, including restricted cash of $72.7 million. Excluding the $220 million the Company drew from its revolving credit facility, the Company had total cash of $236.1 million as of December 31, 2020, $63.6 million above the total cash of $172.5 million as of December 31, 2019. The variance was primarily due to the temporary suspension of the Company’s quarterly cash dividends and share repurchase program. These steps were taken in response to the COVID-19 pandemic and to maintain financial flexibility. The Company believes that its asset-light business model and cash position will continue to provide strong liquidity during the pandemic.

The Company makes $16.4 million of quarterly interest payments on its Series 2019-1 Class A-2-I, Fixed Rate Senior Secured Notes and Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes (the “Class A-2-I Notes”, together with the “Class A-2-II Notes”, the “Class A-2 Notes”). In addition, the Company made a principal payment of $3.25 million on its Class A-2 Notes beginning in the fourth quarter of 2020. The quarterly principal payments under the Class A-2 Notes may be voluntarily suspended when the leverage ratio for the Company and its subsidiaries is less than or equal to 5.25x. As of December 31, 2020, the Company’s leverage ratio was 7.20x.

The Company voluntarily doubled its interest reserve on its Class A-2 Notes during the second quarter of 2020 to $32.8 million to enhance its securitization structure. This increased restricted cash by $16.4 million.

GAAP Effective Tax Rate

Our effective tax rate for 2020 was 4.2% compared to 24.6% for 2019. The effective tax rate for 2020 of 4.2% applied to pretax book loss was significantly different than the statutory Federal income tax rate of 21% primarily because of a $92.2 million impairment of goodwill incurred in the second quarter of 2020, which is not deductible for income tax purposes and therefore has no associated tax benefit.

Financial Performance Guidance for 2021

The Company believes that its consolidated financial results for 2021 could continue to be materially impacted by the global impact from COVID-19. Considering the uncertainty and timing of a reversal in consumer behavior due to the pandemic, the Company currently cannot provide a complete business outlook for fiscal 2021. The Company assumes no obligation to update or supplement this information.

•

General and administrative expenses for 2021 are expected to range between approximately $160 million and $170 million, including non-cash stock-based compensation expense and depreciation totaling approximately $45 million. This projection includes approximately $5 million of general and administrative expenses related to the company restaurants.

•	Capital expenditures are expected to be approximately $14 million, inclusive of approximately $5 million related to the company restaurants segment.

Domestic System Reopening Update

As of December 31, 2020, 3,211 of our domestic restaurants, or 98%, were open for either dine-in service or off-premise service comprised of take-out and delivery. This compares 3,190 of our domestic restaurants, or 97%, open for either dine-in service or off-premise service comprised of take-out and delivery as of September 30, 2020.

Applebee’s Reopening Update

As of December 31, 2020, out of 1,600 domestic Applebee’s franchise and company-operated restaurants, 1,276 were open for in-restaurant dining, 315 were open for only off-premise sales, comprised of take-out and delivery, and 9 were temporarily closed. This compares to as September 30, 2020, when out of 1,614 domestic Applebee’s franchise and company-operated restaurants, 1,595 were open for in-restaurant dining, three were open for only off-premise sales, comprised of take-out and delivery, and 16 were temporarily closed.

IHOP Reopening Update

As of December 31, 2020, out of 1,670 domestic IHOP franchise and area license restaurants, 1,174 were open for in-restaurant dining, 446 were open only for off-premise sales, comprised of take-out and delivery, and 50 were temporarily closed. This compares to as of September 30, 2020, when out of 1,683 domestic IHOP franchise and area license restaurants, 1,425 were open for in-restaurant dining, 167 were open only for off-premise sales, comprised of take-out and delivery, and 91 were temporarily closed.

Fourth Quarter of 2020 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on March 2, 2021 at 9:00 a.m. Pacific Time.

To participate on the call, please dial (833) 528-0602 and enter the conference identification number 4374875. International callers, please dial (830) 221-9708 and enter the conference identification number

4374875.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 12:00 p.m. Pacific Time on March 2, 2021 through 12:00 p.m. Pacific Time on March 9, 2021 by dialing (855) 859-2056 and entering the conference identification number 4374875. International callers, please dial (404) 537-3406 and enter the conference identification number 4374875. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,500 restaurants combined in 17 countries and approximately 350 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive (Loss) Income

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(Unaudited)
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$76,044	$92,259	$267,959	$368,171
Advertising revenues	58,744	71,133	201,494	283,015

Total franchise revenues	134,788	163,392	469,453	651,186
Company restaurant sales	32,627	31,180	108,054	131,214
Rental revenues	27,029	31,107	105,939	120,666
Financing revenues	1,585	1,832	5,822	7,112

Total revenues	196,029	227,511	689,268	910,178

Cost of revenues:
Franchise expenses:
Advertising expenses	59,262	69,899	202,012	281,781
Bad debt expense (credit)	4,340	889	12,756	(365)
Other franchise expenses	8,205	8,179	24,204	31,338

Total franchise expenses	71,807	78,967	238,972	312,754
Company restaurant expenses	31,776	30,141	111,550	123,272
Rental expenses:
Interest expense from finance leases	1,110	1,277	4,563	5,602
Other rental expenses	23,818	21,316	84,939	85,157

Total rental expenses	24,928	22,593	89,502	90,759
Financing expenses	135	142	528	579

Total cost of revenues	128,646	131,843	440,552	527,364

Gross profit	67,383	95,668	248,716	382,814
General and administrative expenses	39,440	41,710	144,791	162,815
Impairment and closure charges	8,099	847	132,620	1,487
Interest expense, net	17,752	15,160	66,895	60,393
Amortization of intangible assets	2,663	2,928	10,903	11,702
Loss on extinguishment of debt	—	—	—	8,276
(Gain) loss on disposition of assets	(561)	(1,519)	2,069	(332)

(Loss) income before income taxes	(10)	36,542	(108,562)	138,473
Income tax (provision) benefit	(1,551)	(9,146)	4,568	(34,127)

Net (loss) income	$(1,561)	$27,396	$(103,994)	$104,346

Net (loss) income available to common stockholders:
Net (loss) income	$(1,561)	$27,396	$(103,994)	$104,346
Less: Net income allocated to unvested participating restricted stock	—	(908)	(420)	(3,532)

Net (loss) income available to common stockholders	$(1,561)	$26,488	$(104,414)	$100,814

Net (loss) income available to common stockholders per share:
Basic	$(0.10)	$1.61	$(6.43)	$5.95

Diluted	$(0.10)	$1.59	$(6.43)	$5.85

Weighted average shares outstanding:
Basic	16,232	16,449	16,230	16,934

Diluted	16,232	16,698	16,230	17,245

Dividends declared per common share	—	$0.69	$0.76	$2.76

Dividends paid per common share	—	$0.69	$1.45	$2.70

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$383,369	$116,043
Receivables, net of allowance of $15,057 (2020) and $3,138 (2019)	121,897	136,869
Restricted cash	39,884	40,732
Prepaid gift card costs	29,080	36,077
Prepaid income taxes	6,178	13,290
Other current assets	6,098	3,906

Total current assets	586,506	346,917
Other intangible assets, net	549,671	575,103
Operating lease right-of-use assets	346,086	366,931
Goodwill	251,628	343,862
Property and equipment, net	187,977	216,420
Long-term receivables, net of allowance of $7,999 (2020) and $8,155 (2019)	54,512	85,999
Deferred rent receivable	56,449	70,308
Non-current restricted cash	32,800	15,700
Other non-current assets, net	9,316	28,271

Total assets	$2,074,945	$2,049,511

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$13,000	$—
Accounts payable	37,424	40,925
Gift card liability	144,159	159,019
Current maturities of operating lease obligations	69,672	72,815
Current maturities of finance lease and financing obligations	11,293	13,669
Accrued employee compensation and benefits	21,237	23,904
Accrued advertising expenses	21,641	8,760
Deferred franchise revenue, short-term	7,682	10,086
Dividends payable	—	11,702
Other accrued expenses	22,460	17,032

Total current liabilities	348,568	357,912
Long-term debt, net, less current maturities	1,491,996	1,288,248
Operating lease obligations, less current maturities	345,163	359,025
Finance lease obligations, less current maturities	69,012	77,393
Financing obligations, less current maturities	32,797	37,682
Deferred income taxes, net	78,293	98,499
Deferred franchise revenue, long-term	52,237	56,944
Other non-current liabilities	11,530	15,582

Total liabilities	2,429,596	2,291,285

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; 2020—24,882,122 issued, 16,452,174 outstanding; 2019—24,925,447 issued, 16,521,921 outstanding	249	249
Additional paid-in-capital	257,625	246,192
(Accumulated deficit) retained earnings	(55,553)	61,653
Accumulated other comprehensive loss	(55)	(58)
Treasury stock, at cost; shares: 2020—8,429,948; 2019—8,403,526	(556,917)	(549,810)

Total stockholders’ deficit	(354,651)	(241,774)

Total liabilities and stockholders’ deficit	$2,074,945	$2,049,511

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(103,994)	$104,346
Adjustments to reconcile net (loss) income to cash flows provided by operating activities:
Impairment and closure charges	132,501	1,485
Depreciation and amortization	42,829	42,493
Non-cash stock-based compensation expense	12,508	10,808
Non-cash interest expense	2,698	3,369
Deferred income taxes	(20,049)	(5,494)
Deferred revenue	(7,111)	(7,695)
Loss on extinguishment of debt	—	8,276
Loss (gain) on disposition of assets	2,069	(332)
Other	(2,566)	(5,374)
Changes in operating assets and liabilities:
Accounts receivable, net	(9,750)	(396)
Current income tax receivables and payables	16,143	8,677
Gift card receivables and payables	12,231	(1,037)
Other current assets	(2,191)	(498)
Accounts payable	6,455	583
Accrued employee compensation and benefits	(1,909)	(3,575)
Accrued advertising expenses	12,881	(1,166)
Other current liabilities	3,758	710

Cash flows provided by operating activities	96,503	155,180

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	31,155	24,075
Net additions to property and equipment	(10,927)	(19,424)
Proceeds from sale of property and equipment	537	2,540
Additions to long-term receivables	(1,475)	(6,955)
Other	(565)	(389)

Cash flows provided by (used in) investing activities	18,725	(153)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,300,000
Repayment of long-term debt	(3,250)	(1,283,750)
Borrowing from revolving credit facility	220,000	—
Repayment of revolving credit facility	—	(25,000)
Payment of debt issuance costs	—	(13,150)
Dividends paid on common stock	(23,934)	(46,859)
Repurchase of common stock	(29,853)	(109,698)
Principal payments on finance lease obligations	(12,451)	(13,639)
Proceeds from stock options exercised	20,523	11,969
Tax payments for restricted stock upon vesting	(2,480)	(2,728)
Tax payments for share settlement of restricted stock units	(205)	(76)

Cash flows provided by (used in) financing activities	168,350	(182,931)

Net change in cash, cash equivalents and restricted cash	283,578	(27,904)
Cash, cash equivalents and restricted cash at beginning of period	172,475	200,379

Cash, cash equivalents and restricted cash at end of period	$456,053	$172,475

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net (loss) income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Impairment and closure charges; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; loss on extinguishment of debt; administrative reorganization costs; nonrecurring restaurant costs; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net (loss) income available to common stockholders, as reported	$(1,561)	$26,488	$(104,414)	$100,814
Impairment and closure charges	8,099	847	132,620	1,487
Amortization of intangible assets	2,663	2,928	10,903	11,702
Non-cash interest expense	708	647	2,698	3,369
(Gain) loss on disposition of assets	(561)	(1,519)	2,069	(332)
Loss on extinguishment of debt	—	—	—	8,276
Administrative reorganization costs	—	1,606	—	1,606
Nonrecurring restaurant costs	—	2	—	385
Net income tax provision for above adjustments	(2,727)	(1,173)	(14,014)	(6,888)
Net income allocated to unvested participating restricted stock	(216)	(108)	(585)	(673)

Net income available to common stockholders, as adjusted	$6,405	$29,718	$29,277	$119,746

Diluted net income available to common stockholders per share:
Net (loss) income available to common stockholders per share, as reported	$(0.10)	$1.59	$(6.43)	$5.85
Impairment and closure charges	0.37	0.04	7.50	0.06
Amortization of intangible assets	0.12	0.13	0.50	0.50
Non-cash interest expense	0.03	0.03	0.12	0.14
(Gain) loss on disposition of assets	(0.03)	(0.07)	0.10	(0.01)
Loss on extinguishment of debt	—	—	—	0.36
Administrative reorganization costs	—	0.07	—	0.07
Nonrecurring restaurant costs	—	0.00	—	0.02
Net income allocated to unvested participating restricted stock	(0.01)	(0.01)	(0.03)	(0.04)
Rounding	0.01	—	0.03	—

Diluted net income available to common stockholders per share, as adjusted	$0.39	$1.78	$1.79	$6.95

Numerator for basic EPS - income available to common stockholders, as adjusted	$6,405	$29,718	$29,277	$119,746
Effect of unvested participating restricted stock using the two-class method	2	8	4	44

Numerator for diluted EPS - income available to common stockholders, as adjusted	$6,407	$29,726	$29,281	$119,790

Denominator for basic EPS - weighted-average shares	16,232	16,449	16,230	16,934
Dilutive effect of stock options	137	249	100	311

Denominator for diluted EPS - weighted-average shares	16,369	16,698	16,330	17,245

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Twelve Months Ended
	December 31,
	2020	2019
	(In millions)
Cash flows provided by operating activities	$96.5	$155.2
Receipts from notes and equipment contracts receivable	21.0	13.0
Net additions to property and equipment	(10.9)	(19.4)

Adjusted free cash flow	106.6	148.8
Dividends paid on common stock	(23.9)	(46.9)
Repurchase of common stock	(29.9)	(109.7)

	$52.8	$(7.8)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net (loss) income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net (loss) income, adjusted for the effect of impairment and closure charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2020	2019	2020	2019
Net (loss) income, as reported	$(1,561)	$27,396	$(103,994)	$104,346
Impairment and closure charges	8,099	847	132,620	1,487
Interest charges on finance leases	1,644	1,788	6,618	7,707
All other interest charges	18,700	16,192	70,261	64,072
Income tax provision (benefit)	1,551	9,146	(4,568)	34,127
Depreciation and amortization	10,769	10,978	42,800	42,493
Non-cash stock-based compensation	3,315	2,588	12,508	10,808
Loss on extinguishment of debt	—	—	—	8,276
(Gain) loss on disposition of assets	(561)	(1,519)	2,069	(332)
Other	41	65	412	562

Adjusted EBITDA	$41,997	$67,481	$158,726	$273,546

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and twelve months ended December 31, 2020 and 2019, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Applebee’s
Effective Restaurants(a)
Franchise	1,636	1,725	1,624	1,745
Company	69	69	68	69
Total	1,705	1,794	1,692	1,814
System-wide(b)
Domestic sales percentage change(c)	(13.3)%	(3.8)%	(24.1)%	(3.0)%
Domestic same-restaurant sales percentage change(d)	(17.6)%	(2.5)%	(22.4)%	(0.7)%

Franchise(b)
Domestic sales percentage change(c) (e)	(13.8)%	(6.2)%	(24.3)%	(5.9)%
Domestic same-restaurant sales percentage change(d)	(18.1)%	(2.5)%	(22.6)%	(0.7)%
Average weekly domestic unit sales (in thousands)	$38.4	$46.1	$37.1	$47.3
IHOP
Effective Restaurants(a)
Franchise	1,577	1,670	1,532	1,663
Area license	157	159	155	157

Total	1,734	1,829	1,687	1,820

System-wide(b)
Sales percentage change(c)	(27.2)%	2.1%	(34.9)%	2.2%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	(30.1)%	1.10%	(32.8)%	1.1%

Franchise(b)
Sales percentage change(c)	(27.3)%	2%	(35.0)%	2.2%
Domestic same-restaurant sales percentage change(d)	(30.6)%	1.10%	(32.8)%	1.0%
Average weekly unit sales (in thousands)	$26.7	$37.3	$25.4	$36.7

Area License (b)
Sales percentage change(c)	(25.5)%	3.7%	(34.2)%	2.7%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and twelve months ended December 31, 2020 and 2019 and sales by company-operated restaurants were as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$824.6	$957.1	$2,993.0	$3,954.3
Applebee’s company-operated restaurants	32.6	31.2	108.0	131.2
IHOP franchise restaurant sales	588.5	809.9	2,063.6	3,174.2
IHOP area license restaurant sales	53.9	72.3	190.5	289.5

Total	$1,499.6	$1,870.5	$5,355.1	$7,549.2

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

(e)	The franchise sales percentage change for 2019 was impacted by the acquisition of 69 franchise restaurants in December 2018 now reported as company-operated.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,659	1,735	1,718	1,768
Company restaurants	69	69	69	69

Total Applebee’s restaurants, beginning of period	1,728	1,804	1,787	1,837

Franchise restaurants opened
Domestic	2	1	3	1
International	—	1	3	2

Total franchise restaurants opened	2	2	6	3

Franchise restaurants permanently closed:
Domestic	(16)	(3)	(68)	(29)
International	(3)	(16)	(14)	(24)

Total franchise restaurants permanently closed	(19)	(19)	(82)	(53)

Net franchise restaurant reduction	(17)	(17)	(76)	(50)

Summary - end of period:
Franchise	1,642	1,718	1,642	1,718
Company	69	69	69	69

Total Applebee’s restaurants, end of period	1,711	1,787	1,711	1,787

Domestic	1,600	1,665	1,600	1,665
International	111	122	111	122
IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,648	1,675	1,680	1,669
Area license	159	161	161	162

Total IHOP restaurants, beginning of period	1,807	1,836	1,841	1,831

Franchise/area license restaurants opened:
Domestic franchise	8	10	16	33
Domestic area license	—	—	3	5
International franchise	3	4	8	13

Total franchise/area license restaurants opened	11	14	27	51

Franchise/area license restaurants permanently closed:
Domestic franchise	(21)	(8)	(56)	(27)
Domestic area license	—	—	(3)	(6)
International franchise	(24)	(1)	(34)	(8)
International area license	(1)	—	(3)	—

Total franchise/area license restaurants permanently closed	(46)	(9)	(96)	(41)

Net franchise/area license restaurant (reduction) addition	(35)	5	(69)	10
Franchise restaurants reacquired by the Company	(3)	—	(3)	—

Net franchise/area license restaurant decrease	(38)	5	(72)	10

Summary - end of period
Franchise	1,611	1,680	1,611	1,680
Area license	158	161	158	161
Company	3	—	3	—

Total IHOP restaurants, end of period	1,772	1,841	1,772	1,841

Domestic	1,670	1,710	1,670	1,710
International	102	131	102	131